Exhibit 8(b)
[Quarles & Brady LLP Letterhead]
June 1, 2006
The Board of Directors of
Physicians Insurance Company of Wisconsin, Inc.
1002 Deming Way
Madison, Wisconsin 53744
RE:	Tax Opinion with Respect to the Merger of Physicians Merger Company with and into Physicians Insurance Company of Wisconsin, Inc.
Ladies and Gentlemen:
     You have requested our opinion regarding certain United States federal income tax consequences of the merger (the “Merger”) of Physicians Merger Company, a Wisconsin corporation (the “Merger Sub”) with and into Physicians Insurance Company of Wisconsin, Inc., a Wisconsin insurance corporation (the “Target”), pursuant to the Agreement and Plan of Merger dated as of December 8, 2005, as amended by a First Amendment to Agreement and Plan of Merger dated as of February 14, 2006 (as amended, the “Merger Agreement”) by and among ProAssurance Corporation, a Delaware corporation (the “Parent”), the Merger Sub, and the Target.
     The Target and the Parent have represented to us that the relevant facts concerning the Merger are set forth in (i) the Proxy Statement for the Special Meeting of Shareholders of the Target and the Prospectus of the Parent, including all Appendices and Exhibits thereto filed as part of the Parent’s Registration Statement on Form S-4 (Registration Number: 333-131874), (collectively, the “Proxy Statement-Prospectus”), (ii) the tax representation letters delivered to us by the Parent and the Target, respectively (collectively, the “Representation Letters”), and (iii) the Merger Agreement and related agreements to be executed pursuant thereto (collectively, the “Principal Agreements”).
     In rendering our opinion, we have examined the Proxy Statement-Prospectus, the Representation Letters, and the Principal Agreements, and have relied upon, and assumed as true and correct as of the effective time of the Merger, (i) the factual information contained in the Proxy Statement-Prospectus, (ii) the representations and covenants contained in the Principal Agreements, (iii) the representations made by the Parent and the Target, respectively, in the Representation Letters, and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.
     On the basis of the information, representations, and covenants contained in the foregoing materials and provided the Merger is consummated in the manner described in the Principal Agreements and the Proxy Statement-Prospectus, we are of the opinion that:
     1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parent, the Merger Sub and the Target will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by a shareholder of the Target (a “Target Shareholder”) on the exchange of common stock of the Target for common stock of the Parent (“Parent Common Stock”) as provided in the Merger Agreement, except with respect to any cash received by a Target Shareholder in lieu of a fractional share of Parent Common Stock.
     3. The basis of the shares of Parent Common Stock received by a Target Shareholder in the Merger will be equal to the tax basis of the shares of common stock of the Target exchanged by such Target Shareholder in the Merger, less any basis attributable to the fractional shares of Parent Common Stock for which the Target Shareholder receives cash.
     4. The holding period of the Parent Common Stock received by each Target Shareholder in the Merger will include the holding period of the common stock of the Target exchanged therefor in the Merger; provided that such shares of the Target were held by such Target Shareholder as a capital asset at the time of the Merger.
     5. The amount of cash, if any, received by a Target Shareholder in lieu of a fractional share will be treated as received in full payment in exchange for the fractional share interest, and will give rise to a gain or loss measured by the difference between the amount of cash received and the Target Shareholder’s tax basis in the fractional interest surrendered.
     6. If a Target Shareholder dissents from the Merger and receives solely cash in exchange for such Target Shareholder’s common stock of the Target, such Target Shareholder generally will recognize gain or loss measured by the difference between the amount of cash received and the Target Shareholder’s tax basis in the shares of the Target surrendered.
     7. No gain or loss will be recognized by the Parent, the Merger Sub, or the Target by reason of the Merger.
     We express no opinion about the tax consequences of the Merger or any other matter relating to the Merger other than as set forth in the opinion above. Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any changes in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy of the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any change or inaccuracy that may occur or come to our attention. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion. Our opinion is dated the date hereof and we assume no obligation to update this opinion subsequent to the date hereof.
     We express no opinion with respect to the United States federal income tax consequences to Target Shareholders subject to special treatment under United States federal income tax law, such as Target Shareholders, if any, who hold common stock of the Target other than as a capital asset, who receive common stock of the Target upon the exercise of employee stock options or otherwise as compensation, who hold common stock of the Target as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction,” or who are insurance companies, securities dealers, financial institutions, or foreign persons.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) of which the Proxy Statement-Prospectus is a part, and to the references to our firm in the Proxy Statement-Prospectus under the headings “Summary,” Questions and Answers about the Merger and the Special Meeting,” “Risk Factors,” “The Merger—Tax opinion letters” and “— Conduct of business pending the merger, “Certain Federal Income Tax Consequences” and “Legal Matters.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.
     The opinion is for the benefit of the Target and its shareholders only and may not be used or relied upon by any other person without our prior written consent.
Very truly yours,
/s/ QUARLES & BRADY llp
QUARLES & BRADY llp